EXHIBIT 99.1

                         FOR IMMEDIATE RELEASE
David Kelley
224-727-2535
dkelley@littelfuse.com

Littelfuse names Dr. Karim Hamed Senior Vice President and General Manager, Semiconductor Business

Chicago, August 7, 2025 — Littelfuse, Inc. (NASDAQ: LFUS), a leader in developing smart solutions that enable safe and efficient electrical energy transfer, today announced the appointment of Dr. Karim Hamed as Senior Vice President and General Manager, Semiconductor Business, within the Company’s Electronics Segment effective August 11, 2025.

Greg Henderson, President and CEO, commented, “We are thrilled to welcome Karim to Littelfuse. He brings a distinguished track record of driving growth, innovation, and operational excellence in the semiconductor industry. His leadership experience, combined with deep technical expertise, makes him exceptionally well-suited to lead our Semiconductor Business into its next chapter of strategic growth.”

Dr. Hamed brings more than two decades of global leadership experience in the semiconductor industry. Most recently he was at Analog Devices where he served as Corporate Vice President, Industrial and Healthcare Business Group. Previously, he served as Vice President, Industrial Instrumentation Business Unit, and General Manager, Microwave Communications Group. Dr. Hamed also served in various leadership and technical roles at Hittite Microwave Corporation, TriQuint Semiconductor, and Mimix Broadband. Dr Hamed received a PhD in Electrical & Computer Engineering from Queen’s University in Canada.

About Littelfuse
Littelfuse, Inc. (NASDAQ: LFUS) is a diversified, industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 20 countries, and with approximately 16,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation, and electronics end markets–everywhere, every day. Learn more at Littelfuse.com.

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